Exhibit 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657

October 2, 2014

The Board of Directors
Youngevity International, Inc.
2400 Boswell Road
Chula Vista, California 91914

Re:           Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") filed by Youngevity International, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 35,374,222 shares of the Company's common stock (the "Shares") consisting of 13,571,429 shares of common stock issuable upon conversion of convertible secured notes (the “Note Shares”) and 21,802,793 shares of common stock issuable upon exercise of warrants (the “Warrant Shares”) .

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law, the Note Shares have been duly authorized and when issued upon conversion will be validly issued, fully paid and non-assessable, and the Warrant Shares have been duly authorized and, when issued upon exercise, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP